Exhibit 4.41

TENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 31, 2015, among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Issuer”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”), REGIONS BANK, as Trustee under the Indenture (the “Trustee”) and Credit Suisse AG (the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture as amended, supplemented, waived or otherwise modified (the “Indenture”), dated as of August 17, 2012, providing for the issuance of the 5.125% Senior Secured Notes due 2018 (the “Securities”);

WHEREAS, each of the undersigned New Subsidiary Guarantors has deemed it advisable and in its best interest to execute and deliver this Supplemental Indenture, and to become a New Subsidiary Guarantor under the Indenture;

WHEREAS, following the merger of the existing Subsidiary Guarantor listed on Schedule 1 hereto, with and into Triad Healthcare, LLC, Triad Healthcare, LLC is entering into this Supplemental Indenture pursuant to Section 4.12 of the Indenture;

WHEREAS, the entity listed on Schedule 1 hereto (i) has been merged into Triad Healthcare, LLC, (ii) such entity has therefore ceased to exist, and (iii) such entity will no longer be a Subsidiary Guarantor under the Indenture;

WHEREAS, the Subsidiary Guarantor listed on Schedule 2 hereto has been converted into a Delaware limited liability company; and

WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Trustee, the Collateral Agent, the Issuer and the New Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guaranties. Each New Subsidiary Guarantor hereby agrees to guarantee the Issuer’s obligations under the Securities on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture as a Subsidiary Guarantor.

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, shall inure to the benefit of the Trustee and every Holder of Securities heretofore or hereafter authenticated and the Issuer, the Trustee and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 7. Benefits Acknowledged. Each New Subsidiary Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each New Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of this 31st day of December, 2015.

CHS/Community Health Systems, Inc., a Delaware corporation

By:	/s/ James W. Doucette
James W. Doucette Senior Vice President and Treasurer

Blue Ridge Georgia Holdings, LLC, a Delaware limited liability company

By:	/s/ James W. Doucette
James W. Doucette Senior Vice President and Treasurer

Crestwood Healthcare, L.P., a Delaware limited partnership

By: Crestwood Hospital, LLC, its general partner

By:	/s/ James W. Doucette
James W. Doucette Senior Vice President and Treasurer

HMA-TRI Holdings, LLC, a Delaware limited liability company

By:	/s/ James W. Doucette
James W. Doucette Senior Vice President and Treasurer

Quorum Health Investment Company, LLC, a Delaware limited liability company

By:	/s/ James W. Doucette
James W. Doucette Senior Vice President and Treasurer

Triad Healthcare, LLC, a Delaware limited liability company

By:	/s/ James W. Doucette
James W. Doucette Senior Vice President and Treasurer

Pasco Regional Medical Center, LLC, a Florida limited liability company

By:	/s/ James W. Doucette
James W. Doucette Senior Vice President and Treasurer

Regions Bank, as Trustee

By:	/s/ Wallace Duke
Wallace Duke Vice President

Credit Suisse AG, Cayman Islands Branch, as Collateral Agent

By:	/s/ Christopher Day
Name: Christopher Day Title: Authorized Signatory

By:	/s/ Warren Van Heyst
Name: Warren Van Heyst Title: Authorized Signatory

Schedule 1

Subsidiary Guarantor that no longer exists and

is no longer a Subsidiary Guarantor under the Indenture

Triad Healthcare Corporation, a Delaware corporation

Schedule 2

Subsidiary Guarantor converted into Delaware Limited Liability Company

Health Management Associates, Inc., a Delaware corporation, becomes

Health Management Associates, LLC

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